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                           SCHEDULE 13G
                           (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No. *)1


                        MACE SECURITY INTERNATIONAL, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   554335 10 9
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 March 26, 1999
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


*    This filing amends a Schedule 13D filed January 13, 1998.

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |_|  Rule 13d-1(b)
      |X|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)

1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 8 Pages

------------------------------                    -----------------------------
CUSIP No.  554335 10 9                13G             Page 2 of 8 Pages
------------------------------                    -----------------------------

-------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   NAGELBERG FAMILY TRUST, DAVID AND BETTE NAGELBERG, TRUSTEES UA DTD SEPTEMBER 24, 1997

-------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)|_|
                                                               (b)|_|

-------------------------------------------------------------------------------

3         SEC USE ONLY


-------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES

-------------------------------------------------------------------------------
                           5      SOLE VOTING POWER
NUMBER OF                          0 Shares
SHARES                     ----------------------------------------------------
BENEFICIALLY               6      SHARED VOTING POWER
OWNED BY                           681,375 Shares
 EACH                      ----------------------------------------------------
REPORTING                  7      SOLE DISPOSITIVE POWER
PERSON                             0 Shares
 WITH                      ----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER
                                  681,375 Shares
-------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   681,375 Shares

-------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            |_|


-------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   9.98%

-------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON*

                   OO - See Item 2
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    -----------------------------
CUSIP No.  554335 10 9                13G             Page 3 of 8 Pages
------------------------------                    -----------------------------

-------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   DAVID S. NAGELBERG

-------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)|_|
                                                               (b)|_|

-------------------------------------------------------------------------------

3         SEC USE ONLY


-------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES

-------------------------------------------------------------------------------
                           5      SOLE VOTING POWER
NUMBER OF                          0 Shares
SHARES                     ----------------------------------------------------
BENEFICIALLY               6      SHARED VOTING POWER
OWNED BY                           681,375 Shares
 EACH                      ----------------------------------------------------
REPORTING                  7      SOLE DISPOSITIVE POWER
PERSON                             0 Shares
 WITH                      ----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER
                                  681,375 Shares
-------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   681,375 Shares

-------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            |_|


-------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   9.98%

-------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON*

                   IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                    -----------------------------
CUSIP No.  554335 10 9                13G             Page 4 of 8 Pages
------------------------------                    -----------------------------

-------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   BETTE NAGELBERG

-------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)|_|
                                                               (b)|_|

-------------------------------------------------------------------------------

3         SEC USE ONLY


-------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES

-------------------------------------------------------------------------------
                           5      SOLE VOTING POWER
NUMBER OF                          0 Shares
SHARES                     ----------------------------------------------------
BENEFICIALLY               6      SHARED VOTING POWER
OWNED BY                           681,375 Shares
 EACH                      ----------------------------------------------------
REPORTING                  7      SOLE DISPOSITIVE POWER
PERSON                             0 Shares
 WITH                      ----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER
                                  681,375 Shares
-------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   681,375 Shares

-------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            |_|


-------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   9.98%

-------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON*

                   IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).   Name of Issuer:

             The name of the issuer of the class of equity securities to which this statement relates is Mace Security International, Inc., a Delaware corporation ("Issuer").

Item 1(b).   Address of Issuer's Principal Executive Offices:

             The Issuer's principal executive offices are located at 160 Benmont Avenue, Bennington, Vermont 05201.

Item 2(a).   Name of Person Filing:

             This statement is filed on behalf of:

             (i) Nagelberg Family Trust, David and Bette Nagelberg, Trustees under agreement dated September 24, 1997 ("Trust");
            (ii)  David S. Nagelberg, as trustee of the Trust; and
           (iii)  Bette Nagelberg, as trustee of the Trust.

             David and Bette Nagelberg are husband and wife.

Item 2(b).   Address of Principal Business Office or, if none, Residence:

             The Trust, David S. Nagelberg and Bette Nagelberg each has a business address c/o M.H. Meyerson & Co., Inc., P.O. Box 2142, Rancho Santa Fe, California 92067-2142.

Item 2(c).   Citizenship:

             Each of David S. Nagelberg and Bette Nagelberg is a citizen of the United States.

Item 2(d).   Title of Class of Securities:

             The class of equity securities to which this statement relates is the common stock, par value $.01 per share, of the Issuer
             ("Common Stock"). The percentage of beneficial ownership reflected in this statement is based upon 6,825,000 shares of Common Stock outstanding at January 21, 1999, which number has been obtained from the Issuer's filings with the Securities and Exchange Commission.

Item 2(e).   CUSIP Number:

             The CUSIP Number assigned to the Common Stock is 554335 10 9.




                               Page 5 of 8 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

             (a) [   ] Broker or dealer registered under Section 15 of the
                       Exchange Act.

             (b) [   ] Bank as defined in Section 3(a)(6) of the Exchange Act.

             (c) [   ] Insurance company as defined in Section 3(a)(19) of the
                       Exchange Act.

             (d) [   ] Investment company registered under Section 8 of the
                       Investment Company Act.

             (e) [   ] An investment adviser in accordance with Rule
                       13d-1(b)(1)(ii)(E).

             (f) [   ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

             (g) [   ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G).

             (h) [   ] A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act.

             (i) [   ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

             (j) [   ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

             If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4.      Ownership

             Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

             (a) Amount beneficially owned:

             The Trust directly owns 681,375 shares of Common Stock, constituting approximately 9.98% of the shares of Common Stock outstanding. David S. Nagelberg and Bette Nagelberg, as Trustees of the Trust, share voting and dispositive power over the 681,375 shares of Common Stock held by the Trust. David S. Nagelberg and Bette Nagelberg share the right to receive and the power to direct the receipt of dividends from, or the proceeds from the sale of, the 681,375 shares of Common Stock held by the Trust.



                               Page 6 of 8 Pages

             (b) Percent of class:

                 See Item 4(a), above.

             (c) Number of shares as to which such person has:

                 (i) Sole power to vote or to direct the vote:  0 shares

                (ii) Shared power to vote or to direct the vote:  681,375 shares

               (iii) Sole power to dispose or to direct the disposition of:
                     0 shares

                (iv) Shared power to dispose or to direct the disposition of:
                     681,375 shares


Item 5.      Ownership of Five Percent or Less of a Class.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not Applicable

Item 8.      Identification and Classification of Members of the Group.

             Not Applicable

Item 9.      Notice of Dissolution of Group.

             Not Applicable

Item 10.     Certifications.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 7 of 8 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  April 6, 1999

                                        ________________________________
                                        David S. Nagelberg


                                        /s/ Bette Nagelberg
                                        ________________________________
                                        Bette Nagelberg



                                        NAGELBERG  FAMILY TRUST, DAVID AND
                                        BETTE  NAGELBERG, TRUSTEES UA DTD
                                        SEPTEMBER 24, 1997

                                             /s/ David S. Nagelberg
                                        By: ____________________________
                                            David S. Nagelberg, Trustee


                                             /s/ Bette Nagelberg
                                        By: ____________________________
                                            Bette Nagelberg, Trustee








                               Page 8 of 8 Pages